UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Amendment No. 1
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
Youbet.com, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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EXPLANATORY NOTE
This revised definitive proxy statement for our annual meeting of stockholders to be held on June 12, 2008 is being filed to amend the statement made on page 9 of the definitive proxy statement filed on April 29, 2008, specifically in the third paragraph of “Information About the Board of Directors and Board Committees—The Board of Directors” identifying the directors that have been determined by our board of directors to be independent as defined in NASDAQ Marketplace Rule 4200(a)(15) and naming Michael Brodsky as a director that has been determined to be independent. This amendment removes the reference to Mr. Brodsky.
As previously disclosed, Mr. Brodsky was appointed as our president and chief executive officer effective as of April 24, 2008. Prior to his appointment as a president and chief executive officer, the board of directors had determined that Mr. Brodsky was an independent director under NASDAQ Marketplace Rule 4200(a)(15). However, in connection with this appointment, the board of directors acknowledged and determined that Mr. Brodsky would no longer be an independent director. We have also made certain editorial corrections to the definitive proxy statement.
The foregoing corrections to our definitive proxy statement filed on April 29, 2008 will be reflected in the proxy statement that will first be sent to our stockholders on or about May 6, 2008.

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100

Dear Fellow Stockholder:

You are cordially invited to attend Youbet.com’s Annual Meeting of Stockholders to be held on June 12, 2008, beginning at 10:00 a.m., Pacific Time, at our executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367.

You are being asked to elect seven directors to hold office for a term of one year or until their successors are duly elected and qualified and to approve an amendment to the Youbet.com, Inc. Equity Incentive Plan. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote FOR all of the proposed nominees for election to the Board and FOR the amendment to the Youbet.com, Inc. Equity Incentive Plan.

We appreciate and encourage stockholder participation in Youbet.com’s affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and mail the enclosed proxy card in the envelope provided or vote via telephone or the Internet at your earliest convenience so that your vote will be counted at the meeting.

Thank you for your cooperation.

Very truly yours,

/s/ Michael Brodsky
Michael Brodsky
President and Chief Executive Officer

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2008
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
INFORMATION ABOUT THE COMPANY’S STOCK OWNERSHIP
INFORMATION ABOUT CONTINUING DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSALS TO BE VOTED UPON
PROPOSAL NO. 1
ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF A SECOND AMENDMENT TO THE YOUBET.COM, INC. EQUITY INCENTIVE PLAN
OTHER MATTERS
FORWARD-LOOKING STATEMENTS
YOUBET.COM, INC.
ANNUAL MEETING OF STOCKHOLDERS OF YOUBET.COM, INC.
PROXY VOTING INSTRUCTIONS

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Youbet.com, Inc. will be held on June 12, 2008, beginning at 10:00 a.m., Pacific Time, at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367, for the following purposes:

1. To elect a Board of Directors of seven members to hold office for a term of one year or until their successors are duly elected and qualified;

2. To approve an amendment to the Youbet.com, Inc. Equity Incentive Plan to increase the number of shares authorized for issuance under the plan;

and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 24, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A complete list of these stockholders will be available at least ten days prior to the Annual Meeting at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367.

Stockholders are requested to complete, sign, date and mail the enclosed proxy card in the envelope provided. No postage is required if the proxy card is mailed in the United States. Alternatively, stockholders may vote via telephone or the Internet.

By Order of the Board of Directors,

/s/ James A. Burk
James A. Burk
Corporate Secretary and Chief Financial Officer

Woodland Hills, California
April 29, 2008

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting of Stockholders of Youbet.com, Inc. (Youbet) will be held on June 12, 2008, beginning at 10:00 a.m., Pacific Time, at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367. At the Annual Meeting, stockholders will be asked to (i) elect seven directors of Youbet to hold office for a term of one year or until their successors are duly elected and qualified and (ii) approve an amendment to the Youbet.com, Inc. Equity Incentive Plan (the Equity Incentive Plan) to increase the number of shares authorized for issuance under the Equity Incentive Plan, and (iii) transact such other business as may properly come before the meeting. This proxy statement, together with the accompanying notice and enclosed proxy card, are first being sent to stockholders on or about May 6, 2008.

Who is entitled to attend and vote at the Annual Meeting?

Stockholders of record at the close of business on April 24, 2008 are entitled to attend and vote at the meeting. Each share of common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of our common stock that you own and are entitled to vote.

What constitutes a quorum at this Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date of April 24, 2008, will constitute a quorum for purposes of this meeting. As of the record date, approximately 41,519,024 shares of common stock were issued and outstanding. Proxies received but marked “withhold” or “abstain” and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting. A “broker non-vote” occurs when a broker holding shares of common stock as nominee for the beneficial owner signs and returns a proxy card to us but does not vote on a particular proposal because the broker has not received instructions on how to vote from the beneficial owner of our common stock and the broker does not have discretionary voting power from the beneficial owner with respect to that proposal. Please note that your bank or broker cannot vote on your behalf on “non-routine” proposals, such as the Equity Incentive Plan amendment, without your instructions.

How do I vote by proxy?

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States. Alternatively, you may vote via telephone or the Internet.

If you properly fill in your proxy card and we receive it in time to vote at the meeting or if you vote via telephone or the Internet, your “proxy” (one of the individuals named on your proxy card) will vote your shares on your behalf as you have directed on your proxy card. If you sign the proxy card but do not make specific choices for the voting of your shares, then your proxy will vote your shares of common stock as recommended by the Youbet Board of Directors (the Board), that is, FOR the election of all seven nominees for director and FOR the approval of the amendment to the Equity Incentive Plan.

If any other matter is presented, your proxy will vote your shares in accordance with your proxy’s best judgment. At present, the Board knows of no other business that is intended to be acted on at the meeting.

Can I vote by telephone or on-line?

Yes. Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears in the shaded area at the top of the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., New York City Time, on June 11, 2008.

If you own your shares in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, you can also vote via the Internet or by telephone. The instructions to vote via the Internet or by telephone will be provided on the voting form supplied by your bank or broker. You may need to contact your bank or broker to vote.

How do I vote if my shares are held by my broker?

If your shares of common stock are held by your broker in “street name,” you should instruct your broker concerning how to vote your shares in the manner provided by your broker.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before the proxy is exercised at the meeting. To change your vote, you may:

1. File with Youbet’s Secretary a written notice “revoking” your earlier vote;

2. Submit a properly completed and signed proxy card with a later date; or

3. Appear in person at the meeting, declare your prior proxy to be revoked and then vote in person at the meeting (although merely attending the meeting will not revoke your proxy).

You may need to contact your bank or broker to vote.

How do I vote in person?

If you plan to attend the meeting and vote in person, we will give you a ballot or a new proxy card when you arrive at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must contact such entity with respect to the procedure for you to vote in person.

What vote is required to approve each proposal?

Directors are elected by a “plurality.” That is, the seven nominees for director who receive the most votes from those shares present or presented at the meeting will be elected. Unless otherwise instructed on your signed proxy, your shares will be voted FOR the election of all seven directors. If you do not vote for a particular nominee, or if your broker does not vote your shares of common stock held in “street name,” or if you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum present at the meeting.

An affirmative vote of a majority of the total votes cast on the proposal to amend the Equity Incentive Plan is required for the approval of the amendment to the Equity Incentive Plan. Unless otherwise instructed on your signed proxy, your shares will be voted FOR the approval of the amendment to the Equity Incentive Plan. If your broker does not vote your shares of common stock held in “street name,” your vote will not count either “for” or “against” this proposal. Abstentions will also have no effect on the outcome of the vote for this proposal. However, both abstentions and broker non-votes will count toward the presence of a quorum.

Generally, the affirmative vote of a majority of the total votes cast is required for any other matters which may properly come before the meeting. At present, the Board knows of no other matters to be presented for stockholder action at the meeting.

Are there any dissenters’ rights of appraisal?

The Board is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation or the Amended and Restated Bylaws of Youbet provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares of common stock.

How are proxies being solicited?

Proxies will be solicited on our behalf principally by mail, but additional solicitations may be made by telephone or other media by our officers, employees or agents. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us.

Where are Youbet’s principal executive offices?

Youbet’s principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, California 91367.

How can I obtain additional information about Youbet?

A copy of Youbet’s annual report for the year ended December 31, 2007 accompanies this proxy statement. Upon written request of any Youbet stockholder, Youbet will furnish such stockholder without charge a copy of its annual report on Form 10-K (without exhibits) for the year ended December 31, 2007. Please address all such requests to Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367, Attention: Corporate Secretary.

Youbet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), which requires that Youbet file reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including Youbet, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, Youbet’s Exchange Act filings, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York City and Chicago. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, upon payment of the SEC’s customary fees. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.

INFORMATION ABOUT THE COMPANY’S STOCK OWNERSHIP

Which stockholders own at least 5% of Youbet’s common stock?

As of March 31, 2008, there were 41,519,024 shares of common stock outstanding. The table below lists entities who are known to beneficially own more than 5% of Youbet’s common stock.

	Amount of
	Shares Beneficially		Percent of
Name and Address of Beneficial Owner	Owned		Shares Outstanding

Lloyd I. Miller, III	5,929,631	(1)	14.3%
4550 Gordon Drive Naples, Florida 34102
PNC Financial Services Group, Inc.	2,233,583	(2)	5.4%
One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707
New World Opportunity Partners I, LLC	3,914,143	(3)	9.4%
1603 Orrington Avenue, Suite 1600 Evanston, Illinois 60201

(1)	The share amount reported in the table as beneficially owned by Lloyd I. Miller, III is based on a filing on Schedule 13G/A reporting beneficial ownership as of December 31, 2007, as filed with the SEC on February 12, 2008, as supplemented by a filing on Form 4, as filed with the SEC on April 24, 2008.

(2)	The share amount reported in the table as beneficially owned by PNC Financial Services Group, Inc. is based solely on a filing on Schedule 13G reporting beneficial ownership as of December 31, 2007 and filed with the SEC on February 8, 2008. According to the Schedule 13G, all of the shares of Youbet common stock reported are held in trust accounts for which Lloyd I. Miller, Jr. was grantor and for which PNC Bank, National Association serves as trustee, and in connection with the trust accounts, Lloyd I. Miller, III and PNC Bank, National Association, in its capacity as trustee, entered into an Investment Advisory Agreement dated as of April 1, 2002. Based on this disclosure, Youbet believes that the shares reported as beneficially owned by PNC Financial Services Group are also included in the shares reported as beneficially owned by Lloyd I. Miller, III.

(3)	The share amount reported in the table as beneficially owned by New World Opportunity Partners I, LLC (NWOP I) is based on a filing on Schedule 13D/A filed with the SEC on April 30, 2007. Michael Brodsky, Youbet’s President and Chief Executive Officer, a Youbet director and Youbet’s Chairman of the Board, is the Managing Partner of NWOP I.

How much common stock is owned by the named executive officers, our current directors and nominees for director?

The following table sets forth, as of March 31, 2008, the amount of our common stock beneficially owned by:

•	Our named executive officers;

•	Directors and nominees; and

•	All executive officers, directors and nominees as a group.

Stock Ownership of Named Executive Officers, Directors and Nominees

	Amount and		Percent of
	Nature of		Shares
Name of Beneficial Owner(1)	Beneficial Ownership		Outstanding(2)

James A. Burk	25,000		*
Gary Adelson	166,791	(6)	*
Michael Brodsky	3,942,434	(7)(8)	9.0%
James Edgar	189,291	(9)	*
Steven C. Good	56,791	(10)	*
F. Jack Liebau	89,291	(11)	*
Jay R. Pritzker	24,291	(12)(8)	—
Michael D. Sands	—		*
Michael Soenen	—		—
All directors, nominees and current executive officers as a group — 9 persons	6,691,389		15.2%
Gary W. Sproule(3)	435,000	(13)	1.0%
Charles F. Champion(4)	1,762,500	(14)	4.0%
Scott Solomon(5)	—		—

*	Less than one percent.

(1)	Beneficial ownership is determined according to the rules of the SEC and generally includes all voting or investment power with respect to securities. Except as noted, and subject to community property laws, the persons named in the table above have sole voting power of their common stock.

(2)	Percent of Shares Outstanding was calculated using the 41,519,024 shares of Youbet common stock outstanding on March 31, 2008. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2008, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(3)	Mr. Sproule was interim President and Chief Executive Officer and Chief Operating Officer until his departure in April 2008.

(4)	Mr. Champion was President and Chief Executive Officer of Youbet until his departure in December 2007.

(5)	Mr. Solomon was General Counsel and Secretary of Youbet until his departure in April 2007.

(6)	Consists of 129,291 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 37,500 shares of common stock owned.

(7)	Consists of 24,291 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 2,000 shares of common stock owned.

(8)	For more information regarding the beneficial ownership of Youbet common stock for Messrs. Brodsky and Pritzker, please refer to the Schedule 13D filed by NWOP I with the SEC on April 3, 2007.

(9)	Consists of 179,291 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 10,000 shares of common stock owned.

(10)	Consists of 39,291 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 17,500 shares of common stock owned.

(11)	Consists of 54,291 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 35,000 shares of common stock owned.

(12)	Consists of 24,291 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(13)	Consists of 325,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 110,000 shares of common stock owned.

(14)	Consists of 1,700,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 62,500 shares of common stock owned.

Do any of the directors or executive officers have an interest in the matters to be acted upon?

Gary Adelson, Michael Brodsky, James Edgar, F. Jack Liebau, Jay R. Pritzker and Michael D. Sands have been nominated for re-election as directors, and each, therefore, has a direct interest in the outcome of Proposal No. 1.

Section 16(a) Beneficial Ownership Reporting Compliance — Did directors, executive officers and greater-than-10% stockholders comply with Section 16(a)’s beneficial ownership reporting requirements in fiscal year 2007?

Section 16(a) of the Exchange Act requires Youbet’s officers, directors and persons who own more than 10% of a registered class of Youbet’s equity securities to file reports of ownership and changes in ownership of common stock (Forms 3, Forms 4 and Forms 5) with the SEC. Officers, directors and greater-than-ten percent holders are required to furnish Youbet with copies of all such forms which they may have filed.

Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to Youbet with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers and directors required to file the same during the fiscal year ended December 31, 2007, except that Governor Edgar filed two Forms 4, each reporting one transaction late, and Messrs. Good, Liebau, Sproule and Solomon each filed one Form 4 reporting one transaction late.

How many options has Youbet issued?

The following table sets forth certain information regarding the Equity Incentive Plan, which is Youbet’s only compensation plan under which equity securities can be issued by Youbet. All information set forth below is as of December 31, 2007.

Number of Securities
Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued Upon	Exercise Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders:
- Stock options	4,717,411	$2.70	1,653,350
Equity compensation plans not approved by stockholders:	—	—	—

Total	4,717,411	$2.70	1,653,350

INFORMATION ABOUT CONTINUING DIRECTORS, DIRECTOR NOMINEES AND
EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth certain information regarding the current executive officers of Youbet and the continuing directors of Youbet:

Name	Age	Position

Michael Brodsky	40	President and Chief Executive Officer, Chairman of the Board
James A. Burk	55	Chief Financial Officer and Secretary
Gary Adelson	55	Director
James Edgar	61	Director
F. Jack Liebau	69	Director
Jay R. Pritzker	43	Director
Michael D. Sands	41	Director

MICHAEL BRODSKY has served as a director since June 2007, as Chairman of the Board since February 2008 and as President and Chief Executive Officer since April 2008. Mr. Brodsky has been the Managing Partner of NWOP I, a public equity investment firm, since June 2005. From 1999 until January 2005, Mr. Brodsky was Chief Financial Officer of The Away Network, an online travel media company. Following the sale of Away.com to Orbitz and Cendant Corporation, Mr. Brodsky was Vice President, Finance and Administration of the TDS Division of Cendant Corporation and its subsidiary Orbitz.com, a travel e-commerce and online travel media company, from January 2005 to June 2005. Mr. Brodsky received a B.A. from Syracuse University, a J.D. from the Northwestern University School of Law, and an M.B.A. from Northwestern University’s JL Kellogg Graduate School of Management.

JAMES A. BURK joined Youbet.com as Chief Financial Officer in July 2007 and was subsequently named Corporate Secretary. Prior to joining Youbet, Mr. Burk served as Chief Financial Officer of Palace Entertainment Holdings, Inc., an operator of water parks and family entertainment centers, where he managed finance, treasury, information systems, business development analysis, planning and forecasting, as well as SEC reporting and compliance. Before joining Palace Entertainment in May 2006, Mr. Burk served in an executive capacity at Vivendi Universal from 2004 to 2005. Prior to Vivendi Universal, he served as Executive Vice President and Chief Financial Officer of United Cinemas International, an international film exhibition company, from 2000 to 2004. Mr. Burk was employed by MCA Inc./Universal Studios from 1979 to 1999, most recently as Senior Vice President of International Operations for Universal Pictures from 1996 to 1999, where he was responsible for supervising international film, video and exhibition joint venture operations.

GARY ADELSON has served as a director since April 2002. Mr. Adelson is a private consultant specializing in the media, sports and entertainment industries, and until September 2007, he was Managing Director with Houlihan, Lokey, Howard & Zukin, an international investment banking firm. Before joining Houlihan Lokey in June 2003, Mr. Adelson was a principal and cofounder of Media Connect Partners, a provider of financial and operating advisory services to media, entertainment, sports and communications companies, and prior to that, he was the Managing Partner of EastWest Venture Group. In 1993, Mr. Adelson founded Interactive Cable Systems, a private cable and telephony company that was acquired by MCI. Mr. Adelson began his career as producer of the long-running television series Eight is Enough. He went on to produce many other successful television series, television films, mini-series and feature films, including The Last Starfighter, a revolutionary film first utilizing reality-based CGI, Hook, Universal Soldier, It Could Happen to You and the Emmy-winning Sybil. He is a member of the Academy of Television Arts and Sciences, Academy of Motion Picture Arts and Sciences, the American Film Institute and the Directors Guild of America. Mr. Adelson also serves as a director of Small World Kids, Inc., a manufacturer and distributor of high-quality specialty toys and educational products for children.

JAMES EDGAR has served as a director since June 2002.  Governor Edgar’s career in government spans 30 years. He served in the Illinois executive branch for 20 years, including two four-year terms as Illinois’s

38th Governor and ten years prior to that as Secretary of State. He worked in the legislative branch of government for ten years, which included his election to the Illinois House of Representatives. As Governor, he crafted legislation that allowed horse racing to remain competitive with the rapidly growing riverboat casino industry. He also created laws to improve housing conditions for workers and their families at Illinois tracks. Since leaving the Governor’s Office in January 1999, Governor Edgar and members of his family have engaged in raising and racing thoroughbreds and standardbreds. Governor Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs and serves as senior advisor at Res Publica Group. Governor Edgar is also a director of Alberto-Culver Company, Horizon Group Properties, Inc., and John B. Sanfilippo & Son, Inc. and serves on a variety of not-for-profit boards of directors.

F. JACK LIEBAU has served as a director since June 2005. Mr. Liebau has served as the President of Bay Meadows Racing Association since July 2004 and the President of Hollywood Park Racing Association and Hollywood Park Fall Racing Association since September 2005. Prior to joining Bay Meadows, Mr. Liebau was the President of the California Operations of Magna Entertainment Corporation where he served as President of Santa Anita Racecourse, Golden Gate Fields Racecourse and Bay Meadows Racecourse. Mr. Liebau also served on Magna’s Board of Directors from 2001 to 2004. Prior to joining Magna, Mr. Liebau was the President of Bay Meadows Operating Company. From 1998 to 2004, Mr. Liebau served as the President of the Federation of California Racing Associations and as a director of CHRIMS — California Horse Racing Information Management Systems. Mr. Liebau is a member of the Jockey Club, the co-owner of Valley Creek Farm, a thoroughbred breeding farm, and has co-owned a number of graded stakes winners.

JAY R. PRITZKER has served as a director since June 2007. Mr. Pritzker has been the Managing Partner of The Pritzker Group, a private investment firm, since January 2002. He has been a Partner of New World Ventures, a venture capital firm focused on early stage and growth stage enterprises which he founded, since 1996. Mr. Pritzker has served as the Chief Executive Officer of AmSafe Partners, an aerospace industrial holding company, from November 2004 to September 2007. In addition to his role as President of the Pritzker Family Foundation, he serves on a variety of civic, philanthropic and private company boards including the Chicago 2016 Olympic Committee and the Northwestern University Board of Trustees. Mr. Pritzker received an A.B. from Duke University and a J.D. from the Northwestern University School of Law and is a member of the Chicago and Illinois Bar Associations.

MICHAEL D. SANDS has served as a director since December 2007. Mr. Sands is an independent marketing consultant, and until November 2007, he was managing partner of Ascenda Partners LLC, a consulting firm he co-founded. Prior to Ascenda, Michael Sands served as Chief Operating Officer of the Consumer Travel Americas Unit within Cendant Travel Distribution Services until November 2006, where he was responsible for overseeing the operations and management of the consumer websites, including Orbitz, CheapTickets, Away.com and Lodging.com. Mr. Sands joined Orbitz as Vice President, Marketing in September of 2000, was chief marketing officer from December 2001 until the summer of 2004, and then general manager of Orbitz Ventures until Orbitz was acquired by Cendant Corporation in November 2004.

New Director Nominee

The new nominee for election to the Board is:

Name	Age

Michael J. Soenen	38

Set forth below is a description of the new nominee’s background and his principal occupation for at least the past five years.

MICHAEL J. SOENEN has served as a director and the Chief Executive Officer of FTD Group, Inc., a leading provider of floral and specialty gift products and services to consumers and retail florists, since May 2004 and as its President since November 2004. Mr. Soenen has been Chairman of the board of directors of FTD Group since November 2007. Previously, Mr. Soenen served as the President and Chief Operating Officer of FTD, Inc. and Florists’ Transworld Delivery, Inc., each a predecessor to and now wholly-owned subsidiaries of FTD Group, from October 2002 to February 2004 and a director of FTD, Inc. from November 2002 to February 2004. Mr. Soenen is also a director of Rewards Network Inc., which operates the leading frequent dining programs in North America. Mr. Soenen received a B.A. from Kalamazoo College in 1992.

No director, director nominee, officer or affiliate of Youbet, or to Youbet’s knowledge, any owner of record or beneficial owner of more than 5% of any class of voting securities of Youbet has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or minor misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors

The Board oversees the business affairs of Youbet and monitors the performance of management.

Currently, there are seven seats on the Board. Steven C. Good is not standing for re-election to the Board. The other members of the Board wish to express their appreciation to Mr. Good for his contributions to the Board and his service as Chairman of the Audit Committee.

The Board has affirmatively determined that Governor Edgar and Messrs. Adelson, Good, Liebau and Pritzker are independent as defined in NASDAQ Marketplace Rule 4200(a)(15). The Board considered shares beneficially owned by each of the directors, as set forth under “Stock Ownership of Executive Officers, Directors and Nominees,” although the Board generally believes that stock ownership tends to further align a director’s interests with those of Youbet’s other stockholders.

The Board also has determined that, if elected, Mr. Soenen is independent under NASDAQ Marketplace Rule 4200(a)(15).

The Board had previously determined that each of Joseph A. Barletta and R. Douglas Donn, both of whom served as directors during 2007, were independent as defined in NASDAQ Marketplace Rule 4200(a)(15).

During 2007, each of our directors attended at least 75% of the total number of meetings of the Board and meetings of the committees of the Board on which such director served.

Members of the Board discussed various business matters informally on numerous occasions throughout the year in 2007. During 2007, the Board met 24 times.

In addition to the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee (each discussed in detail below), the Board convened special committees to consider various other matters.

Each director is expected to attend and participate in, either in person or by means of telephonic or video conference, all scheduled meetings of the Board and all meetings of the committees of the Board on which such director serves. Youbet’s last annual meeting of stockholders was held on June 13, 2007, and seven of the then nine members of the Board attended that meeting.

Communications to the Board of Directors

Individuals, including stockholders, can send communications directly to the Board by writing to: Youbet.com, Inc., Secretary (Attn: Board of Directors), 5901 De Soto Avenue, Woodland Hills, California 91367. Communications intended for Youbet’s non-employee directors should be addressed to Youbet.com, Inc., Secretary (Attn: Board Non-Employee Directors), 5901 De Soto Avenue, Woodland Hills, California 91367. Depending on the subject matter of the communication, it may be forwarded to the director(s) to whom it is addressed, handled directly by management, or not forwarded if it is primarily commercial in nature, if it relates to an improper or irrelevant topic or if it requires investigation to verify its content. Communications related to accounting matters will be delivered to Youbet’s internal audit department and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

Youbet has a code of business conduct and ethics, referred to as the Youbet.com Code of Conduct, which covers all directors, officers and employees. A copy of the Code of Conduct is available on Youbet’s website at http://www.youbet.com/aboutyoubet/investors/code_of_conduct/, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367. Any amendments to the Youbet.com Code of Conduct, as well as any waivers that are required to be disclosed under the rules of the SEC or NASDAQ, will be disclosed on a Current Report on Form 8-K filed with the SEC and posted on Youbet’s website.

Committees of the Board of Directors

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the search, identification, review and selection of qualified individuals to serve on the Board, and for the development and recommendation to the Board of a set of corporate governance principles applicable to Youbet. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which may be found on our website at http://www.youbet.com/aboutyoubet/investors/board_literature/committee_charters.pdf, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

Governor Edgar (Chairman) and Mr. Adelson are the current members of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent as defined by NASDAQ Marketplace Rule 4200(a)(15).

During the fiscal year ended December 31, 2007, the Nominating and Corporate Governance Committee met three times.

Stockholder Nominations

The Nominating and Corporate Governance Committee will accept nominations from stockholders. A stockholder who wishes to nominate a director should send a notice with the stockholder’s nomination and the information set forth below to the Secretary of Youbet. According to Youbet’s Amended and Restated Bylaws, the nomination must be received at the principal executive offices of Youbet not less than 50 days nor more than 90 days prior to the date of Youbet’s annual meeting, unless Youbet gives less than 60 days notice to stockholders of the date of the annual meeting, in which case the nomination must be received not later than the 10th day following the date of Youbet’s notice announcing the date of the annual meeting. Accordingly, for this Annual Meeting, stockholder nominations would need to be received by the Secretary of Youbet on or before May 9, 2008. A stockholder’s notice to Youbet concerning nominations for director is required to set forth:

•	as to each proposed nominee for election as a director, the name, age, business address and, if known, the residence address of each proposed nominee, the principal occupation or employment of each nominee and the number of shares of our common stock beneficially owned by each nominee; and

•	as to the stockholder giving notice, the stockholder’s name and address as they appear on Youbet’s books and the class and number of shares of common stock that are beneficially owned by such stockholder.

No stockholder or group of stockholders owning more than 5% of Youbet’s common stock for at least one year has put forth any director nominees, although NWOP I, which has held over 5% of Youbet’s common stock since June 2006, did recommend director nominees for the 2007 annual meeting of stockholders. As discussed above, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning director nominees by stockholders. Stockholders wishing to nominate a director should follow Youbet’s nominating process summarized above and more fully described in Youbet’s Amended and Restated Bylaws. All potential director candidates, regardless of source, are reviewed under the same process.

Minimum Criteria for Board Members

The Nominating and Corporate Governance Committee will identify individuals qualified to become Board members and recommend candidates to fill new or vacant positions. In recommending such candidates, the

Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include, but are not limited to, judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee will also review the qualifications of director nominations submitted to Youbet by stockholders and will make recommendations to the full Board about these nominees as the Committee deems appropriate. All potential director candidates, regardless of source, are reviewed under the same process.

Process for Identifying Nominees

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board from time to time and whether any vacancies on the Board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other industry sources. In evaluating the candidate, the Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of the Committee or through other less formal meetings and may be considered at any time during the year. In evaluating such candidates, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

There is one nominee for election to the Board this year who has not previously served as a director of Youbet. Mr. Soenen was recommended to the Committee by Mr. Pritzker. After evaluating Mr. Soenen in accordance with the guidelines and procedures described above, the Committee unanimously recommended Mr. Soenen as a director candidate.

Audit Committee

The duties and responsibilities of the Audit Committee are to recommend the selection of an independent registered public accounting firm for Youbet to the Board, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with Youbet’s Chief Financial Officer and independent auditors Youbet’s financial statements, corporate accounting practices and policies, and internal control over financial reporting and to perform all other duties as the Board may from time to time designate. During the fiscal year ended December 31, 2007, the Audit Committee met seven times.

In 2007, Messrs. Good (Chairman), Brodsky and Liebau were the members of the Audit Committee. When Mr. Brodsky was appointed President and Chief Executive of Youbet in April 2008, he resigned from the Audit Committee, and the Board appointed Mr. Pritzker to fill the vacancy. Neither Mr. Brodsky nor any current member of the Audit Committee has received any consulting fees, advances or compensatory fees from Youbet or its subsidiaries, other than customary director fees, and no member of the Audit Committee is an affiliate of Youbet or its subsidiaries. Each of the members of the Audit Committee is independent as defined by NASDAQ Marketplace Rule 4200(a)(15).

The Board determined that each of Messrs. Good (Chairman), Liebau and Pritzker is independent under the applicable rules of the SEC and NASDAQ such that they may sit on the Audit Committee. The Board further determined that Mr. Good qualifies as an audit committee financial expert, as defined by SEC rules. The Board has adopted an Audit Committee Charter. A copy of Youbet’s Audit Committee charter may be found on our website at http://www.youbet.com/aboutyoubet/investors/board_literature/committee_charters.pdf, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

Relationship with Independent Auditors

The Audit Committee, has selected Piercy Bowler Taylor & Kern, Certified Public Accountants and Business Advisors (PBTK), an independent registered public accounting firm, to continue as Youbet’s independent auditors for fiscal year 2008.

Youbet’s Audit Committee engaged PBTK, based in Las Vegas, Nevada, to act as its independent auditor effective August 18, 2004. Youbet selected PBTK for its employees’ experience and expertise in the gaming industry. Representatives of PBTK are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table sets forth fees for professional services rendered by PBTK for the audit of Youbet’s financial statements as of and for the fiscal years ended December 31, 2007 and December 31, 2006 and fees for other services rendered by PBTK during fiscal years 2007 and 2006:

	2007	2006

Audit fees(1)	$615,081	$309,770
Audit-related fees(2)	11,920	40,032
Tax fees(3)	—	38,175
All other fees(4)	3,592	107,306

Total	$630,593	$495,283

(1)	Represents fees for professional services provided in connection with the audit of Youbet’s annual financial statements, the audit of Youbet’s internal control over financial reporting, and the review of Youbet’s quarterly financial statements during the fiscal year. The amount reported for 2007 includes $68,650 of fees associated with the 2006 audit that were paid in 2007.

(2)	Represents fees for professional services provided in connection with the audit of Youbet’s 401(k) plan, review of certain Forms 8-K and participation in Audit Committee meetings.

(3)	Represents fees for services and advice provided in connection with preparation of Youbet’s federal and state (California and Oregon) tax returns in 2006.

(4)	During 2007, Youbet incurred fees related to the review and preparation of the proxy statement for the 2007 annual meeting of stockholders. During 2006, Youbet incurred fees related to the review and preparation of responses to SEC comments, assistance with various tax audits and the filing of a prospectus supplement for a direct registered public offering that closed in December 2006.

The Audit Committee has determined that the provision of non-audit services by PBTK during fiscal year 2007 was compatible with maintaining PBTK’s independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Exchange Act. Generally, the Audit Committee approves in advance audit and non-audit services to be provided by Youbet’s independent auditors. In other cases, in accordance with SEC Rule 2-01(c)(7) of Regulation S-X, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit Committee, provided that the Chairman reports such approvals to the Audit Committee at the next regularly scheduled meeting of the Audit Committee.

Audit Committee Report

The following paragraphs constitute the report of the Audit Committee for the fiscal year ended December 31, 2007. In accordance with the SEC’s rules, this report shall not be deemed to be subject to SEC Regulation 14A or to Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any statements or reports filed by Youbet with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.

Subsequent to the close of the 2007 fiscal year, the Audit Committee performed the following functions:

•	reviewed and discussed Youbet’s audited financial statements with management;

•	discussed with Youbet’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, discussed with the independent auditors their independence from management and from Youbet and considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence;

•	based on the review and discussions above, the Audit Committee has concluded that the independent auditors are independent from Youbet and its management; and

•	based on the reports and discussions above with Youbet’s management and the independent auditors concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the financial statements, results of the annual audit and other matters communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Youbet’s annual report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

In addition, the Audit Committee will continue to perform the following function:

•	review the interim financial statements with Youbet’s management and the independent auditors prior to the filing of Youbet’s quarterly reports and discuss the results of the quarterly reviews and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

Approved on March 25, 2008 by the members of the Audit Committee:

Steven C. Good, Chairman
Michael Brodsky
F. Jack Liebau

Compensation Committee

The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers, to make recommendations as to stock options, bonuses and salaries and to perform all other duties as the Board may from time to time designate. Messrs. Adelson (Chairman) and Pritzker are the current members of the Compensation Committee. Each of the members of the Compensation Committee is independent as defined by NASDAQ Marketplace Rule 4200(a)(15). During the fiscal year ended December 31, 2007, the Compensation Committee met five times. The Compensation Committee operates pursuant to a written charter, a copy of which may be found on our website at http://www.youbet.com/investors/board_literature/committee_charters.pdf, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Objectives of Youbet’s Executive Compensation Program

The primary objective of Youbet’s executive compensation policies, plans and benefit programs is to attract, motivate and reward highly qualified executives for the attainment of long-term strategic management goals and the enhancement of stockholder value. Youbet is engaged in a very competitive industry, and Youbet’s success depends on its ability to employ the most qualified executive officers through the competitive compensation packages that it offers to these individuals. Specifically, Youbet tries to accomplish the following goals in setting executive compensation:

•	Fair payment for work required;

•	Alignment of executive’s interests with the interests of Youbet’s stockholders;

•	Motivate and inspire employee behavior that fosters a high-performance culture;

•	Competitive compensation that is consistent with industry, locality and hiring and retention needs; and

•	A simple compensation structure that is transparent and easy for stockholders to understand.

Youbet’s executive compensation policies, plans and benefit programs are designed to create a performance-driven environment and retain executives whose abilities are critical to Youbet’s long-term success and competitiveness. In addition, Youbet’s executive compensation policies, plans and benefit programs, as described in more detail below, are designed to reward Youbet executive officers for excellence, initiative, expertise, experience and contributions to Youbet’s future success.

Who Determines Executive Compensation

Youbet’s Compensation Committee is responsible for the oversight of Youbet’s executive compensation policies, plans and benefit programs, including termination and severance packages for executive officers. Specifically, the Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the executive officers, evaluate the performance of the executive officers in light of those goals and objectives, and set, in accordance with such executive officers’ respective employment agreements, as the case may be, the level of compensation (salary plus bonus) for the executive officers based on that evaluation. The level of compensation of the executive officers is either approved by the Compensation Committee itself or by a majority of the independent directors of the Board. At December 31, 2007, Youbet had two executive officers: Gary Sproule, Youbet’s then Chief Operating Officer and Interim President and Chief Executive Officer; and James A. Burk, Youbet’s Chief Financial Officer. Two executive officers left the company in 2007: Charles F. Champion, Youbet’s former President and Chief Executive Officer; and Scott Solomon, Youbet’s former General Counsel.

Each current and former executive officer has or had an employment agreement. For a summary of each of these agreements, see “Compensation of Executive Officers — Summary Compensation Table.” The Board has adopted a policy that requires that the Compensation Committee be consulted on any proposed employment agreement which is materially different than Youbet’s standard offer letter prior to its execution. The employment agreements for Mr. Champion and Mr. Sproule, as well as amendments to their respective agreements, and the employment agreement for Mr. Burk, were reviewed and approved by the Compensation Committee. The Compensation Committee also negotiated and recommended to the Board for approval the separation agreement with Mr. Champion, as further discussed under “Elements of Executive Compensation — Benefits Payable Upon Termination” below. Prior to 2006, Mr. Solomon was not an executive officer and, therefore, his employment agreement, as amended and supplemented, was reviewed and approved by Mr. Champion, as the Chief Executive Officer.

The Compensation Committee also has the authority to make option grants to all of Youbet’s employees, including the named executive officers, under Youbet’s Equity Incentive Plan. The Compensation Committee takes into account the objectives of Youbet’s executive compensation programs, as outlined above, when developing compensation policies, plans and benefits and when setting and reviewing compensation levels, including base salary (including as part of the negotiation or renegotiation of employment agreements), annual incentive compensation and long-term equity-based incentive awards.

From time to time, the Compensation Committee retains consultants to advise it regarding appropriate compensation levels. The Committee did not utilize consultants in connection with determining executive officer compensation for 2007.

Elements of Executive Compensation

Youbet’s compensation for its executives is based on the following elements: annual base salary; annual incentive compensation (i.e., annual bonuses); long-term equity-based incentive awards (i.e., stock options); other benefits, such as medical insurance and an automobile allowance; and benefits payable upon termination.

The following is a description of each element of executive compensation.

Annual Salary

The purpose of the annual salary of each executive officer is to reflect the special expertise and experience that each executive brings to Youbet, the level and difficulty of work required from each executive and the annual salaries offered to executives in companies that are similar to Youbet.

Mr. Champion’s annual salary was governed by his employment agreement and was originally set at $440,000 in 2003. Under his agreement, Mr. Champion’s salary increased annually by the greater of (a) 6% over what it was during the preceding one-year period or (b) the increase in the consumer price index for the Los Angeles metropolitan statistical area over what it was during the preceding one-year period. Mr. Champion’s salary for 2007 included a 6% increase over 2006.

Mr. Sproule’s employment agreement provided a set annual base salary during the first two years, with increases thereafter at the discretion of the Compensation Committee. For 2007, Mr. Sproule’s base salary increased by 6% over 2006, commensurate with Mr. Champion’s increase.

Mr. Burk’s employment agreement provides for an annual base salary of $300,000 which, based on his performance, is subject to increase at the recommendation of the Chief Executive Officer with Board approval. In setting Mr. Burk’s salary under his employment agreement, the Compensation Committee considered available information regarding the salaries of officers with similar positions at similar-sized companies and at Youbet’s competitors, as well as the salary level of other Youbet executives and key personnel. The Compensation Committee set Mr. Burk’s salary above the mid-point of the range of comparative data, which seemed appropriate in light of Mr. Burk’s background and work experience, as well as Youbet’s salary structure generally.

In accordance with Mr. Solomon’s employment agreement, his salary for 2007 was $300,000, although he only received salary through the date of his departure in April 2007.

Annual Incentive Compensation

Annual bonus awards for executives of Youbet are based upon either the executive’s contribution to Youbet in meeting specific business goals or Youbet’s profitability, which is based on EBITDA adjusted for any extraordinary items (Adjusted EBITDA). Early in the year, the Board reviewed and approved an Annual Operating Plan prepared by management, and for 2007, the Compensation Committee used this Annual Operating Plan to assist with determining bonuses for the year.

Under their respective employment agreements, if Mr. Sproule or Mr. Burk achieves certain business objectives, each will receive a bonus of not less than 40% of his respective annual salary. Mr. Sproule would receive a bonus of not less than 20% of his annual salary if Youbet achieves its Adjusted EBITDA goal for the year in question, regardless of whether he met the other business objectives.

The Annual Operating Plan for 2007 set an EBITDA target of $15.7 million for the full year. Even after adjusting for extraordinary items that affected full-year results, Adjusted EBITDA fell substantially short of the

Annual Operating Plan. In addition, management submitted a list of accomplishments and ongoing business challenges for 2007. In March 2008, the Compensation Committee met to consider 2007 bonuses. The Compensation Committee reviewed the materials provided by management, including the list of accomplishments and challenges, and based primarily on financial results for 2007 available at that time, the Compensation Committee determined that no annual bonus would be paid to Mr. Sproule or Mr. Burk.

Mr. Champion and Mr. Solomon departed during 2007 and, therefore, neither former executive received an annual bonus based on Youbet’s performance. However, under his employment agreement as modified by the separation agreement described below, Mr. Champion received compensation characterized as bonus payments.

Long-Term Equity-Based Incentive Award

Youbet’s Equity Incentive Plan allows for various forms of equity-based awards; however, to date, Youbet has only awarded stock options to its employees, including the executive officers. The purpose of awarding stock options to executives is to promote the long-term success and enhance the value of Youbet by attracting, motivating and retaining executives through the use of competitive long-term incentives which are tied to stockholder value. Youbet believes that by offering executives an interest in Youbet, they will have a stronger incentive to meet business goals and objectives to ensure Youbet’s financial success in the future. Youbet typically offers new executives an initial award of stock options when they accept the position to both attract the executives and to motivate them once they begin working for Youbet. Additional stock option awards are granted to executive officers as determined by the Compensation Committee. These awards are based on several factors including the efforts put forth by the executives in question, the availability of other elements of compensation, the availability of stock option grants and the level of options offered in other competitive businesses in industries similar to Youbet.

Mr. Champion and Mr. Solomon did not receive any stock options in 2007.

Messrs. Sproule and Burk received stock option awards in 2007. In June 2007, the Compensation Committee approved stock option awards to 46 Youbet employees including an award of 30,000 stock options to Mr. Sproule. These option awards vest ratably over four years. The number of options awarded to each employee, including Mr. Sproule, was generally based on salary level and job responsibility relative to other Youbet employees. Youbet believes that the stock options award to Mr. Sproule in 2007 was necessary to reward him for his current commitment to Youbet, and to provide an additional incentive above his annual salary and bonus levels to achieve the financial goals that would increase the value of his interest in Youbet, which, in turn, would benefit all stockholders. Mr. Burk received 150,000 stock options in connection with his accepting employment with Youbet. The Compensation Committee believes the grant was necessary and appropriate to attract a Chief Financial Officer with Mr. Burk’s experience.

Youbet has a policy that prohibits short selling and options trading by its directors and employees, including the executive officers. In addition, while Youbet discourages hedging transactions, Youbet will consider requests by directors or employees and requires that any such transaction be pre-cleared by the Board.

Other Benefits

In addition to the elements of compensation described above, Youbet also awards its executives certain other benefits or perquisites, including medical insurance payments, vacation time, payment of life insurance premiums and other benefits particular to each executive. These types of benefits are designed with the specific needs of each executive in mind to facilitate the completion of the individual’s duties and business objectives, which in the aggregate will improve executive efficiency. In addition, these benefits are offered in an effort to maintain a compensation package that is competitive with companies that are similar to Youbet. Youbet believes that the improved executive efficiency and competitiveness that these other benefits provide will help Youbet achieve financial success and executive retention.

Each of Messrs. Sproule and Burk receive coverage under the health care and life insurance plans offered by Youbet, including supplemental health care, four weeks paid vacation time per year and reimbursement for a cellular phone. In addition, Mr. Sproule received reimbursement of up to $10,000 for financial and tax planning services, reimbursement of $750 per month for all business related automobile expenses and reimbursement of country club dues (including meals and related miscellaneous expenses).

Benefits Payable upon Termination

As set forth under “Compensation of Executive Officers — Payments upon Termination or Change in Control,” benefits payable to executives upon termination of their services depends on the circumstances surrounding their termination. The purpose behind these benefits is to reward executives for commendable work-product during their tenure with Youbet and remain competitive among other similar companies. In the event either current executive resigns without Good Reason or is terminated for Cause, as those terms are defined in each employment agreement, such executive will not receive any severance benefits. However, in the event the executive is terminated for a different reason, then he is entitled to an additional amount of compensation. For example, in the event Mr. Burk resigns with Good Reason or is terminated Without Cause, as those terms are defined in his employment agreement, Mr. Burk is entitled to receive, among other things, a severance payment equal to his annual salary and the minimum bonus provided under the terms of the agreement, and also is entitled to receive employee benefits for a period of one year. This disparity between severance benefits upon termination for Cause and without Cause should not only provide incentive to executives to perform in Youbet’s best interests, but it should also provide them with adequate compensation for work performed while they were employed by Youbet.

In November 2007, Mr. Champion resigned as President, Chief Executive Officer and Chairman of the Board, and his resignation was effective in December 2007. In connection with his departure, the Board approved a separation agreement which modified the severance payable to Mr. Champion under his employment agreement. Under his employment agreement, Mr. Champion was entitled to salary and benefits for up to three years, provided that the during the last year Mr. Champion would have been required to seek other employment and Youbet could offset any severance payable with amounts earned by Mr. Champion. In connection with his resignation, Mr. Champion requested that his guaranteed two years of severance benefits be paid as a lump sum. The Compensation Committee considered Mr. Champion’s request, and in exchange for the requested accommodation, the Committee asked that Mr. Champion give up the potential right to receive severance benefits in year three and agree to discounts to the amounts payable to him for the first two years. The Compensation Committee also worked out a customary mutual release, and recommended the separation agreement to the Board. Under the terms of his separation agreement, Mr. Champion was paid approximately $1.4 million as a lump sum in December 2007. For more information about this payment, see “Compensation of Executive Officers — Payments upon Termination or Change of Control”. Mr. Champion also received a lump sum for salary, bonus and vacation or other paid time off accrued for 2007. This payment is included in the amounts reported in the “Compensation of Executive Officers — Summary Compensation Table.” At the time of his departure, Mr. Champion held approximately 1.7 million fully vested stock options, which remain outstanding under their original terms. Mr. Champion’s employment agreement provided that his options would remain exercisable for up to five years following his termination, and the Compensation Committee believed that the original expiration dates for Mr. Champion’s options were generally consistent with the five-year period contemplated under his employment agreement. For more information about Mr. Champion’s stock options, see “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year End”.

Mix of Compensation Elements

Youbet has designed its compensation package for executives with a mix of elements, including short-term compensation, long-term compensation, cash-based compensation and non-cash-based compensation in an effort to achieve the objectives of Youbet’s compensation policies, plans and benefit programs outlined above. For example, offering both short-term compensation, such as annual salary and bonus, and long-term compensation, such as stock option awards, will allow Youbet to adequately compensate its executive officers for their performance as well as motivate them to continue to increase the value of their Youbet equity interests. Offering long-term compensation also allows Youbet to provide competitive compensation to its executives during times when Youbet may not be able to attract executive officers solely with short-term compensation. Youbet designed this mix of short- and long-term compensation to achieve both short- and long-term financial success. In addition, providing fringe benefits, such as health plan coverage or an automobile allowance which can be individually tailored to the needs of individual executives allows Youbet to efficiently provide compensation which it believes will improve executive satisfaction and overall performance.

Stock Option Award Practices

Youbet’s Equity Incentive Plan is administered by the Compensation Committee of the Board. The Compensation Committee has sole discretion, subject to the limitations in the Equity Incentive Plan, to determine all questions of interpretation of the Equity Incentive Plan, as well as, to determine who the awards will be made to, the amounts and types of awards to be made, and the terms, conditions and limitations applicable to each award. The Compensation Committee may delegate its authority to approve certain awards.

The Compensation Committee must approve all stock option awards at a meeting of the Committee. Youbet senior management prepares a schedule of proposed option grants for the Compensation Committee to review, but the Committee can increase or decrease the proposed grant for any employee or group of employees, including executive officers. Absent extenuating circumstances, the Committee sets the exercise price of stock option awards as the closing price of Youbet’s common stock on the date of the meeting at which the awards are approved. Youbet does not coordinate the grant of option awards with the release of material non-public information for the purpose of affecting the value of executive compensation.

When stockholders approved an increase in the number of shares which may be issued under the Equity Incentive Plan in 2006, the Board made a commitment to Youbet’s stockholders that for the next three fiscal years it would not grant (whether under the Equity Incentive Plan or under any other plans not approved by stockholders), in any fiscal year, awards representing a number of shares greater than 2.22%, which was the average annual rate for companies in Youbet’s Standard & Poor’s industry grouping, of the number of shares of Youbet’s common stock which Youbet believes will be outstanding at the end of that fiscal year. In 2006, Youbet issued options covering 993,717 shares in the aggregate, representing 2.36% of the total shares outstanding at December 31, 2006. Youbet limited awards under the Equity Incentive Plan in 2007 and issued options covering 725,500 shares in the aggregate, so that issuances for 2006 and 2007 equaled 1.70% of the average shares outstanding at year-end 2006 and 2007.

Youbet does not maintain formal stock ownership guidelines, but stock ownership is encouraged.

Recapture of Executive Compensation

Youbet intends to comply with Section 304 of the Sarbanes-Oxley Act of 2002. Section 304 requires companies to recapture certain compensation (such as, bonuses, incentive-based or equity-based compensation and gains on the sale of company securities) received by the company’s chief executive officer or the chief financial officer during a recapture period if the company is required to file an accounting restatement due to the company’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws. This recapture period is the twelve-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying such noncompliant financial statements.

Accounting and Tax Considerations

Statement of Financial Accounting Standards No. 123 (revised) requires us to incur immediate compensation expense upon the award of stock options and other stock-based awards. We consider, and will continue to consider, the effect of compensation expense in making stock option awards.

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to Youbet’s executive officers for the 2007 fiscal year, other than the one-time severance payment to Mr. Champion, did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance-based compensation to be paid to Youbet’s executive officers for the 2008 fiscal year will exceed that limit. As such, the Compensation Committee has determined that it does not need to take any action at this time to limit or restructure the elements of cash compensation payable to Youbet’s executive officers so as not to exceed the $1 million limit in Section 162(m). The

Compensation Committee will reconsider this decision should the individual cash non-performance-based compensation of any executive officer he projected to exceed the $1 million level.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with Youbet’s management, and based on the review and discussions, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee

Gary Adelson, Chairman
Jay R. Pritzker

April 7, 2008

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2007. Several components of compensation paid to each named executive officer are determined based on each officer’s employment agreement, which are summarized below.

James A. Burk

Effective July 9, 2007, Mr. Burk and Youbet entered into an employment agreement. The employment agreement provides for a two-year term ending on July 8, 2009 and for automatic annual renewal unless 60 days’ prior notice is provided by either party.

Mr. Burk’s annual base salary is $300,000, and based on performance, his annual salary may be increased at the discretion of the chief executive officer with the approval of the Board. The agreement also provides for a target bonus of not less than 40 percent of his base salary for achieving certain business objectives. Mr. Burk receives certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits and medical insurance.

Under the employment agreement, Mr. Burk also was granted 150,000 stock options under the Equity Incentive Plan. For more information, see “— Grants of Plan Based Awards” and “— Outstanding Equity Awards at Fiscal Year End” below.

The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. For more information regarding Mr. Burk’s employment agreement see exhibit 10.1 to Youbet’s Form 8-K filed July 7, 2007.

Gary W. Sproule

Mr. Sproule, the former interim President and Chief Executive Officer and Chief Operating Officer of Youbet, resigned in April 2008. He joined Youbet as Chief Financial Officer in May 2002 and was named Chief Operating Officer in May 2004. In August 2005, Mr. Sproule was reappointed to the position of Chief Financial Officer, and in July 2007, Mr. Sproule was reappointed Chief Operating Officer. In November 2007, Mr. Sproule was appointed Interim President and Chief Executive Officer. Mr. Sproule is 57 years old.

Effective August 2, 2004, Mr. Sproule and Youbet entered into an employment agreement. Mr. Sproule’s salary was set under his employment agreement for the first two years, and is now set at the discretion of the Compensation Committee. The agreement also provides for a bonus of not less than 40% of his annual salary if Mr. Sproule meets certain business objectives, or at least 20% of his annual salary if Youbet achieves the Adjusted EBITDA goal set for the year, regardless of whether Mr. Sproule meets his business objectives. In addition, Mr. Sproule receives certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits, medical insurance, reimbursement for financial planning assistance and an allowance for an automobile.

The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. For more information regarding Mr. Sproule’s employment agreement, as amended, see exhibit 10.2 to Youbet’s Form 10-Q for the quarter ended June 30, 2004, and exhibit 10.4 to Youbet’s Form 10-Q for the quarter ended September 30, 2005.

Charles F. Champion

Mr. Champion, the former President, Chief Executive Officer and Chairman of the Board of Youbet, joined Youbet in March 2002 as President and was promoted to Chief Executive Officer in September 2002. He was elected to the additional position of Chairman of the Board of Youbet in August 2003. He also served as a Director from March 2002 to December 2007. Mr. Champion is 54 years old.

As of November 29, 2007, Mr. Champion and Youbet entered into a separation agreement. For more information regarding this separation agreement, see “Compensation Discussion and Analysis — Benefits Payable upon Termination” above and “Payments upon Termination or Change of Control — Charles F. Champion” below. Prior to entering into the separation agreement, Mr. Champion’s compensation was generally set by his employment agreement. Mr. Champion was entitled to the following compensation under his employment agreement, as amended:

•	An annual salary set originally at $440,000 for the first year of his employment with an annual increase of the greater of a 6% increase in what his salary was the prior year or the increase in the consumer price index for the Los Angeles metropolitan statistical area over what his salary was during the preceding year;

•	A bonus of not less than 50% of his annual salary if Mr. Champion met certain business objectives, or at least 25% of his annual salary if Youbet achieved the Adjusted EBITDA goal set for the year, regardless of whether Mr. Champion met his business objectives; and

•	Certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits, medical insurance, reimbursement for financial planning assistance, an allowance for an automobile and reimbursement for country club dues.

The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. For more information regarding Mr. Champion’s employment agreement, as amended, see exhibit 10.25 to Youbet’s Form 10-KSB for the year ended December 31, 2003, exhibit 10.2 to Youbet’s Form 10-Q for the quarter ended September 30, 2005, and exhibit 10.9 to Youbet’s Form 10-K for the year ended December 31, 2005. For more information regarding Mr. Champion’s separation agreement, see exhibit 10.1 to Youbet’s Form 8-K filed November 30, 2007.

Scott Solomon

Mr. Solomon, the former General Counsel and Secretary of Youbet, joined Youbet in August 2004. Prior to joining Youbet, from 1997 to 2004, Mr. Solomon was a Senior Vice President, General Counsel and Secretary of Houlihan, Lokey, Howard & Zukin, an international investment banking firm. Mr. Solomon is 48 years old.

Effective July 20, 2004, Mr. Solomon and Youbet entered into an employment agreement. Mr. Solomon gave notice of his resignation as General Counsel and Secretary of Youbet on April 16, 2007. Mr. Solomon was entitled to the following compensation under his employment agreement, as amended:

•	An annual salary of $300,000;

•	A bonus of not less than 40% of his annual salary if Mr. Solomon met certain business objectives, or, in any event, at least 20% of his annual salary; and

•	Certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits, medical insurance and an allowance for an automobile.

In addition, Mr. Solomon also received compensation in 2006 under a supplemental compensation agreement, pursuant to which Mr. Solomon received an option award and cash payments in lieu of stock options promised to him under his employment agreement. The supplemental cash payments are reported as “All Other Compensation” for 2006 in the table below.

The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. For more information regarding Mr. Solomon’s employment agreement, as amended and supplemented, see exhibit 10.2 to Youbet’s Form 10-Q for the quarter ended September 30, 2006.

Expense Reimbursement Review

In early 2008, the company identified some weakness in its 2007 and 2006 controls regarding the reimbursement of employees’ purported business expenses, including expenses incurred by certain named executive officers. Specifically, some expenses were reimbursed even though they may have not been documented or approved in accordance with Youbet’s formal policy for expense reimbursement, and some may not have had a business purpose. The Audit Committee is examining the facts and circumstances with the assistance of independent counsel and Youbet’s independent registered public accounting firm; however, at this time, Youbet does not have sufficient information to make a final determination. If reimbursed expenses were improper or inappropriate, then the related reimbursement should have been reported as additional compensation, and Youbet will promptly report a final determination once it is made. The review currently involves reimbursements to certain named executive officers of approximately $83,000 in 2007 and approximately $122,000 in 2006, although these amounts may change, possibly materially, during the course of the review. To remediate these issues going forward, Youbet has adopted a more comprehensive reimbursement policy, enhanced communication and training of employees regarding the policy, and implemented enhanced procedures and controls for the submission, review and payment of expense reimbursement requests. The Audit Committee will monitor the effectiveness of these remedial measures.

					Option	All Other
		Salary	Bonus		Awards	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(8)	($)(9)	($)

James A. Burk(1)	2007	144,230	—		—	13,157	157,387
Chief Financial Officer
Gary W. Sproule(2)	2007	344,500	—		—	43,905	398,405
Former Chief Operating	2006	344,500	344,500	(6)	—	53,094	742,094
Officer and Interim President and Chief Executive Officer
Charles F. Champion(3)	2007	528,108 (5)	138,852	(7)	—	1,574,464	2,241,424
Former Chairman of the	2006	510,470	655,057	(6)	—	170,439	1,335,966
Board, Chief Executive Officer and President
Scott A. Solomon(4)	2007	98,321	—		—	46,384	144,705
Former General Counsel	2006	300,000	120,000		—	487,660	907,660

(1)	Mr. Burk joined Youbet in July 2007.

(2)	Mr. Sproule left Youbet in April 2008.

(3)	Mr. Champion left Youbet in December 2007.

(4)	Mr. Solomon left Youbet in April 2007.

(5)	Includes $29,861 of salary paid under Mr. Champion’s separation agreement for the period from his departure to December 31, 2007.

(6)	Amounts reported as Bonus for 2006 include amounts paid in 2006 for performance related to 2005 of $393,034 and $206,700 for Mr. Sproule and Mr. Champion, respectively. Because these bonus awards were paid after the 2006 annual meeting of stockholders, the amounts were not included as compensation for 2005 in the proxy statement for the 2006 annual meeting and, therefore, such bonus awards being reported as part of 2006 compensation.

(7)	Consists of $138,852 paid as a 2007 bonus under Mr. Champion’s separation agreement.

(8)	All outstanding stock options held by executive officers at year-end had either not vested in 2007 or vested prior to the beginning of 2007, so no compensation expense was recognized in Youbet’s consolidated financial statements for the year ended December 31, 2007 (the 2007 Financial Statements).

(9)	The amounts reported as All Other Compensation for each executive officer consist of:

						Country
	401(k) Plan	Life	Medical	Financial	Auto	Club	Accrued
	Matching	Insurance	Insurance	Planning	Allowance	Dues	Vacation	Severance

James A. Burk	8,653	300	4,204	—	—	—	—	—
Gary W. Sproule	13,500	504	33,664	11,050	9,000	9,464	—	—
Charles F. Champion	13,500	34,950	33,234	10,000	8,250	11,268	85,000	1,378,262
Scott Solomon	13,073	168	2,617	—	1,680	—	28,846	—

Grants of Plan Based Awards

Youbet provides long-term incentives to the named executive officers through awards under the Youbet.com, Inc. Equity Incentive Plan. The Equity Incentive Plan provides for various forms of equity-based incentive compensation with respect to Youbet’s common stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards and performance units and awards consisting of combinations of such incentives. To date, Youbet has only awarded stock options under the Equity Incentive Plan.

The following table sets forth information regarding stock options granted to the named executive officers under the Equity Incentive Plan during the fiscal year ended December 31, 2007.

Grant Date
			Number of	Exercise	Fair Value
			Securities	Price of	of Stock
			Underlying	Option	Option
			Options	Awards	Awards
Name	Grant Date	Approval Date	(#)	($/share)	($)(1)

James A. Burk	July 9, 2007	June 13, 2007	150,000	2.35	168,885
Gary W. Sproule	June 13, 2007	June 13, 2007	30,000	2.72	39,096
Charles F. Champion	—	—	—	—	—
Scott Solomon	—	—	—	—	—

(1)	Represents the fair value of the stock options as determined under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (SFAS 123R). For a description of the methodology and assumptions used to determine these amounts, see Note 13 to the 2007 Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options held by the named executive officers and outstanding at December 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

James A. Burk	—	150,000 (2)	2.35	July 8, 2017
Gary W. Sproule	300,000	—	2.49	December 31, 2013
	25,000	75,000 (3)	3.67	December 6, 2016
	—	30,000 (3)	2.72	June 12, 2017
Charles F. Champion	400,000	—	0.50	March 10, 2012
	350,000	—	0.54	August 31, 2012
	950,000	—	2.23	November 20, 2013
Scott Solomon(1)	—	—	—	—

(1)	Mr. Solomon resigned in April 2007, and all of his stock options were forfeited or expired unexercised.

(2)	Mr. Burk’s stock option grant vests in four equal installments, beginning on July 9, 2008.

(3)	Mr. Sproule’s 2006 stock option grant vested in four equal installments, beginning on December 7, 2007, and his 2007 stock option grant would have vested in four equal installments, beginning June 13, 2008. However, unvested shares were forfeited when Mr. Sproule left in April 2008.

Payments upon Termination or Change of Control

The amount of compensation potentially payable to James A. Burk in the event of termination of his employment with Youbet are based on his employment agreement. The amounts shown assume that termination was effective as of December 31, 2007.

Potential payments to Gary W. Sproule are based on his employment agreement, as amended. The amounts shown give effect to his departure on April 24, 2008.

Payments to Charles F. Champion upon his departure were determined under the terms of his separation agreement. For more information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Benefits Payable Upon Termination” above.

Under his employment agreement, Mr. Solomon was entitled to different benefits upon the termination of his employment with Youbet depending on whether his employment was terminated for Cause, with Good Reason or without Cause or in connection with a Change of Control (as such terms were defined in Mr. Solomon’s employment agreement). In light of his resignation, Mr. Solomon was not entitled to any severance benefits not available to Youbet employees generally.

James A. Burk

Under his employment agreement, if Mr. Burk is terminated upon or within 18 months of a Change of Control, Mr. Burk is entitled to a lump sum payment equal to his annual salary, and his benefits are to continue for one year. In addition, all unvested stock options vest upon a Change of Control. A Change of Control is defined in Mr. Burk’s employment agreement as a merger, acquisition or other corporate transaction where (i) substantially all the Youbet’s assets or 31% or more of the outstanding common stock of Youbet is sold or acquired, or (ii) upon the consummation of any transaction involving over 31% of the assets or outstanding stock of Youbet, the existing Board as of the date immediately preceding the consummation of the transaction no longer constitute a majority of the Board as of any date within the 12 consecutive months subsequent to consummation of the transaction.

If Youbet terminates Mr. Burk’s employment for Cause, all of Mr. Burk’s compensation payments shall cease upon the effective date of his termination by Youbet. Cause is defined in Mr. Burk’s employment agreement as follows:

•	theft or embezzlement of Youbet’s money, equipment or securities;

•	conviction of a felony (other than a traffic violation) which results in material injury to Youbet;

•	willful act of disloyalty that is intended to and results in material injury to Youbet;

•	the failure to satisfactorily perform his duties Chief Financial Officer;

•	chronic alcoholism or addiction to non-medically prescribed drugs; or

•	breach by Mr. Burk of his confidentiality, no interference and non-competition covenants contained in his employment agreement that results in material injury to Youbet.

If Mr. Burk resigns for Good Reason or his employment is terminated without Cause, he will be entitled to his annual salary, any earned and unpaid bonus, accrued and unused vacation, if any, and insurance payments for a period of two years. Under Mr. Burk’s employment agreement, Good Cause is defined as follows:

•	withdrawal by Youbet from Mr. Burk of any substantial part of his duties then being performed, or responsibility or authority then being carried, by him, or a material change in Mr. Burk’s reporting lines;

•	assignment by Youbet to Mr. Burk of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Mr. Burk;

•	material reduction in the level of Mr. Burk’s responsibility, authority, autonomy, title, compensation, executive perquisites or other employee benefits;

•	Youbet’s material breach of Mr. Burk’s employment agreement (or any other agreement between Mr. Burk and Youbet); and the failure of Youbet to cure such breach within thirty days of notice thereof;

•	material fraud on the part of Youbet; or

•	discontinuance of the active operation of business of Youbet, or insolvency of Youbet, or the filing by or against Youbet of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Mr. Burk also agreed under his employment agreement that, in the event of his termination from Youbet, he would not for a period of one year induce any employee of Youbet to terminate his employment with Youbet or be employed by the Internet gaming divisions of any direct competitor of Youbet without the prior consent of Youbet.

If Mr. Burk were to have been terminated for Cause at December 31, 2007, he would have received no more than the amounts reported in the Summary Compensation table above. The following table shows the potential payments upon termination of Mr. Burk for Good Reason or without Cause.

	Termination for Good
	Reason or without	Termination Upon
	Cause	Change of Control

Compensation:
Salary	$300,000	$300,000
Bonus(1)	120,000	—
Stock options(2)	—	168,885
Benefits and Perquisites:
Life insurance	300	300
Medical insurance	6,028	6,028
Accrued vacation pay	6,351	6,351

Total:	$426,328	$481,564

(1)	Assumes Youbet achieves the business objectives required for a bonus of 40% of his annual salary in the year following termination.

(2)	Represents the fair value, calculated in accordance with SFAS 123R, of the acceleration of vesting of 150,000 stock options granted on July 9, 2007.

Gary W. Sproule

Under his employment agreement, Mr. Sproule was entitled to different benefits upon the termination of his employment with Youbet depending on whether his employment is terminated for Cause or with Good Reason or without Cause (as such terms are defined in his employment agreement).

Effective April 24, 2008, Mr. Sproule resigned, and his termination is being treated as without Cause under his employment agreement. Therefore, Mr. Sproule will be entitled to his annual salary, any earned and unpaid bonus, accrued and unused vacation, if any, and insurance payments for a period of two years.

Mr. Sproule also agreed under his employment agreement that, in the event of his termination from Youbet, he would not for a period of one year induce any employee of Youbet to terminate his employment with Youbet or be employed by the Internet gaming divisions of any direct competitor of Youbet without the prior consent of Youbet.

The following table shows the aggregate severance payable to Mr. Sproule following termination of his employment on April 24, 2008 under his employment agreement.

Termination for
Good Reason or
without Cause

Compensation:
Salary	$689,000
Bonus(1)	137,800
Benefits and Perquisites:
Life insurance	1,008
Medical and dental insurance	20,273
Disability insurance	1,403
Accrued vacation pay	36,514

Total:	$885,998

(1)	Assumes Youbet achieves the Adjusted EBITDA target required for a bonus of 20% of annual salary in each of the two years following termination.

Charles F. Champion

As discussed above, Mr. Champion resigned as President, Chief Executive Officer and Chairman of the Board effective as of December 11, 2007. In connection with his resignation, Mr. Champion entered into a separation agreement with Youbet. Under the separation agreement, Mr. Champion’s employment was deemed to have terminated without Cause, which, under his employment agreement, entitled him to the following: his annual salary and unused vacation pay through the last day of his employment; his unpaid reimbursable business expenses incurred by him through the last day of his employment; his annual salary for a three-year time period; any earned but unpaid annual bonus compensation for the prior year, and the bonuses he would have received had he remained an employee with Youbet for another three years; medical benefits for himself and his family for three years following his termination; the perquisites available to him under his employment agreement, such as his automobile allowance and business expense reimbursement, for the three-year period following his termination; the immediate vesting of all unvested stock options; and first-class executive outplacement services for up to six months.

Mr. Champion would have been required under his employment agreement to seek other employment to mitigate his damages as early as two years after his termination.

However, the separation agreement modified the severance payable to Mr. Champion under his employment agreement to provide Mr. Champion with a lump sum payment for two years of severance benefits. For more information about the separation agreement, see “Compensation Discussion and Analysis — Benefits Payable upon Termination.” Youbet paid Mr. Champion approximately $1.4 million in December 2007 in accordance with the separation agreement, as set forth in more detail in the chart below. In addition, Mr. Champion confirmed in the separation agreement, as previously agreed under his employment agreement, that, after his termination from Youbet, he will not, for a period of one year, induce any employee of Youbet to terminate his employment with Youbet or be employed by the Internet gaming divisions of any direct competitor of Youbet without the prior consent of Youbet.

The following table shows all severance paid to Charles F. Champion upon termination of his employment on December 11, 2007.

Compensation:
Salary	$820,923
Bonus	410,046
Stock options(1)	—
Benefits and Perquisites:
Life insurance	33,870
Medical and dental insurance	26,880
Disability insurance	3,780
401(k) contributions	43,163
Financial planning	14,000
Auto allowance	12,600
Country club dues	7,000
Out placement services	6,000

Total severance:	$1,378,262

Accrued vacation pay	85,000

Total:	$1,463,262

(1)	At the time of his departure, Mr. Champion held approximately 1.7 million fully vested stock options, which remain outstanding under their original terms. See “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” for more information.

In addition, if a Change of Control of Youbet occurs within the three-year period following his termination, Mr. Champion could be entitled to receive fully-vested options to purchase up to 750,000 shares of Youbet’s common stock. A Change of Control is defined in Mr. Champion’s original employment agreement as (i) the acquisition or possession by any person of beneficial ownership, directly or indirectly, of shares of Youbet’s capital stock having the power to cast more than 30% of the votes in the election of the board of directors or to otherwise designate a majority of the members of the board of directors, (ii) the sale or other disposition of all or substantially all of the business and assets of Youbet and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions; or (iii) any merger or consolidation of Youbet with another entity in which Youbet is not the surviving entity and in which either: (a) the surviving entity does not succeed to the rights and obligations of Youbet with respect to Mr. Champion’s employment agreement or (b) after giving effect to the merger or consolidation, a Change of Control under subparagraph (i) or (ii) above would have occurred as defined therein were the surviving entity deemed to be Youbet for purposes of subparagraphs (i) and (ii). Assuming that a Change of Control of Youbet had occurred as of December 31, 2007 and using the methodology and assumptions in Note 13 to the 2007 Financial Statements, these options would have an aggregate fair value of approximately $403,875. Mr. Champion’s original employment agreement also provides that, if Mr. Champion sells his home within three years of his termination, he may request that Youbet pay closing costs, including real estate commissions, transfer taxes, title searches and reasonable attorney’s fees incurred by Mr. Champion in connection with the sale of his home. The foregoing provisions of Mr. Champion’s original employment agreement were unaffected by the separation agreement.

DIRECTOR COMPENSATION

The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for non-employee directors. Youbet does not provide directors who are employees of Youbet with compensation for their services as directors. During 2007, Youbet’s only employee director was the former Chief Executive Officer and Chairman of the Board, Charles F. Champion. For a discussion of Mr. Champion’s compensation see “Compensation of Executive Officers — Compensation Discussion and Analysis” and “Compensation of Executive Officers — Summary Compensation Table.” In determining compensation for members of the Board, the Compensation Committee considers the same goals and objectives outlined for Youbet’s executive compensation policies, plans and benefit programs discussed in the “Compensation of Executive Officers — Compensation Discussion and Analysis” section.

Non-employee directors receive the following compensation:

•	A $14,000 annual retainer;

•	Additional annual retainers of $5,000, $3,500 and $2,000 for the Audit Committee Chairman, Compensation Committee Chairman and other committee chairmen, respectively;

•	Per diem fees of $1,000 for services and activities performed on behalf of the Board and its committees;

•	An annual grant of options ($35,000 converted into a number of options using a Black-Scholes valuation model or 15,000, whichever is greater);

•	A cash payment of $1,000 for Board meetings attended in person ($500 for attending via telephone); and

•	A cash payment of $500 for committee meetings attended in person ($250 for attending via telephone).

The grant date for director stock options is the annual meeting date, and the exercise price is the closing price reported for that date. The options vest monthly over one year and are exercisable for a period of ten years from the date of grant. Non-employee directors are also reimbursed for travel costs and other out-of-pocket expenses incurred to attend Board and Board committee meetings. Subject to the pre-approval of the Compensation Committee, directors also are reimbursed for costs and other out-of-pocket expenses incurred for the continuing education relevant to their service on the Board or Board committees.

Youbet believes that a mix of compensation, including long-term stock options and short-term, cash based compensation, should provide adequate incentive for directors to meet Youbet’s business goals on a short- and long-term basis. Youbet also designed its Board compensation policy to reward its Board members for donating more of their time to Youbet. For example, director compensation increases for taking on more responsibility as committee chairmen, performing services and activities performed on behalf of the Board and attending meetings in person. The Compensation Committee of the Board periodically reviews the non-employee director compensation and benefits.

The table below summarizes the total compensation paid or earned by each of the current directors and former directors for the fiscal year ended December 31, 2007.

	Fees Earned or	Option	All Other
	Paid in	Awards	Compensation	Total
Name	Cash ($)	($)(4)	($)	($)

Gary Adelson	30,750	22,655	—	53,405
Michael Brodsky	24,500	18,966	—	43,466
James Edgar	28,750	14,920	—	43,670
Steven C. Good	35,000	33,729	—	68,729
F. Jack Liebau	29,250	34,215	—	63,465
Jay R. Pritzker	24,750	18,966	—	43,716
Michael D. Sands	1,000	—	—	1,000
Joseph F. Barletta(1)	28,000	10,172	—	38,172
R. Douglas Donn(2)	500	—	—	500
David M. Marshall(3)	307,442	—	29,471	336,913

(1)	Mr. Barletta resigned as a director effective November 5, 2007.

(2)	Mr. Donn was not a director nominee at the 2007 annual meeting of stockholders.

(3)	Consists of an automobile allowance of $9,000 and $20,471 for medical and life insurance received by Mr. Marshall under a services agreement. Mr. Marshall resigned as a director effective October 26, 2007, and his services agreement expired on January 31, 2008.

(4)	Represents the amount recognized in the 2007 Financial Statements as determined in accordance with SFAS 123R. For a description of the methodology and assumption used to determine these amounts, see Note 13 to the 2007 Financial Statements. The grant date for each award reported above was June 13, 2007, and the fair value of each grant was $72,080, based on the $2.73 per share closing price reported on the Nasdaq Capital Market on the grant date.

The following table sets forth information regarding stock options held by Youbet current directors and former directors and outstanding as of December 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise	Expiration
Board Member	(#) Exercisable	(#) Nonexercisable	Price ($)	Date

Gary Adelson	40,000	—	$0.68	April 14, 2012
	15,000	—	2.74	October 6, 2013
	20,000	—	5.62	April 14, 2014
	15,000	—	4.84	June 1, 2015
	15,000	—	5.08	April 16, 2016
	13,250	13,250	2.72	June 12, 2017
Michael Brodsky	13,250	13,250	$2.72	June 12, 2017
James Edgar	40,000	—	$0.67	June 18, 2012
	40,000	—	0.50	June 18, 2012
	20,000	—	2.74	October 6, 2013
	25,000	—	4.26	June 18, 2014
	15,000	—	4.91	June 16, 2015
	15,000	—	4.10	June 18, 2016
	13,250	13,250	2.72	June 12, 2017

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise	Expiration
Board Member	(#) Exercisable	(#) Nonexercisable	Price ($)	Date

Steven Good	15,000	—	$4.14	June 14, 2016
	13,250	13,250	2.72	June 12, 2017
Jack Liebau	15,000	—	$4.84	June 1, 2015
	15,000	—	4.58	June 1, 2016
	13,250	13,250	2.72	June 12, 2017
Jay R. Pritzker	13,250	13,250	$2.72	June 12, 2017
Michael D. Sands(1)	—	—	—	—
Joseph Barletta(2)	—	—	—	—
R. Douglas Donn(3)	—	—	—	—
David Marshall(4)	—	—	—	—

(1)	Mr. Sands joined the Board in December 2007 and, therefore, he did not receive a stock option grant at the last annual meeting of stockholders in June 2007. On April 28, 2008, in recognition for his service on the Board since December 2007 and through the upcoming annual meeting, the Board approved a grant of 35,000 stock options. The grant date for this award is the third business day following the release of first quarter earnings, and as previously announced, Youbet has scheduled its earnings release for May 6, 2008. Consistent with director grants generally, this award will vest monthly over one year and will be exercisable for a period of ten years from the date of grant.

(2)	Mr. Barletta resigned as a director effective November 5, 2007, and all of his stock options expired unexercised.

(3)	Mr. Donn was not a director nominee at the 2007 annual meeting of stockholders, and all of his stock options expired unexercised.

(4)	Mr. Marshall did not receive stock options for his service as a director of Youbet.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a description of employment agreements between Youbet and certain named executive officers, see “Compensation of Executive Officers — Summary Compensation Table” above. For information regarding Mr. Champion’s separation agreement, see “Compensation Discussion and Analysis — Benefits Payable upon Termination” and “Payments upon Termination or Change of Control — Charles F. Champion.”

Ascenda Partners

Until November 2007, Mr. Sands was managing partner of Ascenda Partners, a consulting firm he co-founded. Ascenda Partners provided marketing consulting services to Youbet in 2007 for which it received customary fees of approximately $310,000 in the aggregate.

Procedures for Approval of Related Person Transactions

Pursuant to its charter, the Audit Committee is responsible for considering and approving or disapproving transactions involving Youbet and any director, executive officer, senior financial officer or any related party and other questions of actual and potential conflicts of interest or appearances of impropriety of or involving Youbet’s directors, executive officers, senior financial officers or any related party as they may arise, from time to time. The Audit Committee Charter provides the following specific guidelines for consideration when discharging this function: (i) whether or not the relationship or transaction is on terms and conditions not materially less favorable to Youbet than could be obtained from an independent third party; (ii) the reasons for and the benefits obtainable by Youbet from such relationship or transaction; (iii) the impact of such relationship or transaction on the director’s or officer’s ability to continue to serve the best interests of Youbet; and (iv) anticipated stockholder reaction to such relationship or transaction. The consulting arrangement with Ascenda Partners that is described above was not reviewed by the Audit Committee because Mr. Sands was not a director of Youbet when the agreement was executed.

PROPOSALS TO BE VOTED UPON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated, at the Nominating and Corporate Governance Committee’s recommendation, the following seven persons for election as directors of Youbet: Gary Adelson, Michael Brodsky, James Edgar, F. Jack Liebau, Jay R. Pritzker, Michael D. Sands and Michael Soenen. All of these directors will serve for a term of one year or until such director’s successor is elected and qualified.

The persons named in the proxy will vote FOR these nominees, except where authority has been withheld as to a particular nominee.

The seven nominees for director who receive the most votes from those shares present or represented at the meeting will be elected. The nominees have consented to being named in this proxy statement and to serve their terms if elected. If the nominees should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons appointed as proxies for any substitute designated by the Board of Directors of Youbet.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THESE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY.

PROPOSAL NO. 2

APPROVAL OF A SECOND AMENDMENT TO THE YOUBET.COM, INC. EQUITY INCENTIVE PLAN

At the 2005 Annual Meeting of Stockholders, Youbet’s stockholders adopted the Equity Incentive Plan. As of March 31, 2008, there were 1,653,350 shares of common stock available for issuance under the Equity Incentive Plan. At the 2006 Annual Meeting of Stockholders, Youbet’s stockholders approved an amendment to the Equity Incentive Plan to increase the aggregate number of shares authorized for issuance by 2,500,000 shares. This amendment also clarified the scope of the restrictions on repricing stock options and stock appreciation rights under the Equity Incentive Plan. The Board has approved a second amendment to the Equity Incentive Plan to increase the aggregate number of shares authorized for issuance by an additional 2,000,000 shares, subject to approval by Youbet’s stockholders at the 2008 Annual Meeting of Stockholders. We firmly believe that a broad-based stock incentive program is a necessary and powerful incentive and retention tool that benefits all of Youbet’s stockholders.

The following summary of certain major features of the Equity Incentive Plan is subject to the specific provisions contained in the full text of the Equity Incentive Plan, which was filed with the SEC but is not included as part of the proxy materials mailed to stockholders. A copy of the second amendment to the Equity Incentive Plan to increase the number of shares available for issuance under the Equity Incentive Plan was filed with the SEC as an appendix to this proxy statement and also is not included as part of the proxy materials mailed to stockholders. You may access a copy of this proxy statement and the second amendment to the Equity Incentive Plan by visiting the SEC’s website, www.sec.gov. A printed copy of the Equity Incentive Plan, the first amendment to the Equity Incentive Plan and the second amendment to the Equity Incentive Plan may be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

Purpose.  The purpose of the Equity Incentive Plan is to promote the long-term success and enhance the value of Youbet by attracting, motivating and retaining directors, officers, employees and consultants of Youbet and its affiliates through the use of competitive long-term incentives which are tied to shareholder value.

Administration.  The Equity Incentive Plan is administered by the Compensation Committee appointed by the Board. The Compensation Committee has sole discretion, subject to the limitations in the Equity Incentive Plan, to determine all questions of interpretation of the Equity Incentive Plan, as well as, to determine to whom the awards will be made, the amounts and types of awards to be made, and the terms, conditions and limitations applicable to each award. The Committee may delegate its authority to approve certain awards.

Number of Awards Authorized Under the Equity Incentive Plan.  The Equity Incentive Plan permits the Compensation Committee to grant awards of stock options, restricted stock, performance awards, dividend equivalents, deferred stock, stock appreciation rights and bonus and other stock-based awards; however, the number of awards other than stock options and stock appreciation rights (including stock options and stock appreciation rights with performance compensation features) is limited to 100,000 shares in the aggregate.

The Board has approved, subject to stockholder approval, the proposed additional 2,000,000 shares of common stock to be reserved for issuance under the Equity Incentive Plan. If this proposal is approved, the maximum number of shares which may be issued under the Equity Incentive Plan shall be 13,750,000 shares, which includes 11,750,000 shares previously authorized for issuance under the Equity Incentive Plan and amendment to the Equity Incentive Plan, of which 10,096,650 options have been issued as of March 31, 2008. The number and types of shares available for awards may be adjusted by the Compensation Committee, subject to the limitation on awards other than stock options or stock appreciation rights, in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar corporate event.

Eligibility to Receive Awards.  Employees of Youbet and its affiliates, Youbet’s non-employee directors, and consultants, advisors and other persons who render services to Youbet or its affiliates are eligible for awards under the Equity Incentive Plan. Independent contractors are not eligible to receive incentive stock options. This group of eligible participants currently consists of approximately 50 individuals.

Options.  The Compensation Committee may award incentive stock options (which carry special income tax benefits under Section 421 of the Internal Revenue Code) or nonqualified stock options. The exercise prices of the shares subject to each option is set by the Compensation Committee, but may not be less than the fair market value of a share of the company’s common stock on the date of its grant. Options granted under the Equity Incentive Plan are exercisable at the times and on the terms established by the Compensation Committee. The option exercise price must be paid in full in cash or its equivalent at the time of the exercise. The Compensation Committee also may permit payment of the option exercise price by the tender of previously acquired shares of Youbet stock (which has been held at least six months) or such other legal consideration which the Compensation Committee determines to be consistent with the Equity Incentive Plan’s purpose and applicable law. No participant may be granted an award of more than one million options in any calendar year.

Restricted Stock.  The Compensation Committee may award restricted stock under which recipients receive shares of common stock, and their rights to retain the shares of stock vest in accordance with terms established by the Compensation Committee. The Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon continued employment with Youbet and/or the achievement of specific performance goals. The Compensation Committee may accelerate the time at which any restrictions lapse and/or remove any such restrictions, and may issues shares without any restrictions.

Stock Appreciation Rights.  The Compensation Committee may award stock appreciation rights (SARs). A SAR generally is a right to receive payment in cash or common stock equal to the appreciation in a share of stock. The Compensation Committee has complete discretion to determine the number of SARs granted to any recipient and the terms and conditions of such SARs. However, the grant price of the SAR must be no less than the fair market value of a share of Youbet’s common stock on the date of grant.

Performance Shares.  The Compensation Committee may award performance shares which are payable to the recipient, at the discretion of the Compensation Committee, in cash, common stock, or a combination thereof, upon the attainment of certain specified performance goals. The number and/or value of performance shares that will be paid out to a participant will depend upon the extent to which performance goals established by the Compensation Committee are satisfied. The Compensation Committee also may waive the achievement of any performance goals for such performance shares. Performance criteria may be any of the following: net revenue, total revenue, handle, economic value-added operating income before provisions for last-in, first-out accounting, taxes, contributions to Youbet’s profit sharing plan and executive bonuses; cash flow return on investment; sales revenue; operating cash flow; pre-tax earnings; earnings; profit; earnings before taxes; EBITDA; working capital; return on equity; net income; operating income; revenue; earnings per share and stock price, stock price/earnings; return on assets (or total assets); return on earnings assets; operating expenses; selling, general and administrative expenses; inventory (or inventory turnover); debt; profit margin (net income/sales); accounts receivable (accounts receivable turnover, collection periods); write-offs; cash; cost of goods sold; liquidity (current assets/current liabilities); and debt to equity ratio.

Other Awards.  The Compensation Committee may award bonuses payable in shares of stock and other stock and other stock-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the common stock, such as deferred stock or dividend equivalents. The Compensation Committee, in its sole discretion, shall determine the terms and conditions of the awards, which could include performance criteria. No participant may be granted stock-based awards, other than options, involving more than one million shares in any calendar year.

Nontransferability of Awards.  Awards granted under the Equity Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, except that awards other than incentive stock options may be transferred to a participant’s family for estate planning purposes. In addition, a participant may designate one or more beneficiaries to exercise vested awards following his or her death.

Estimate of Benefits.  The following table sets forth the number of stock options that will be awarded to non-employee directors if all director nominees are duly elected at the Annual Meeting, as each such director will be entitled to receive stock options as part of his annual director compensation. For more information regarding non-employee director stock option awards, see “Director Compensation” above. While additional awards will be made under the Equity Incentive Plan to Youbet employees, including executive officers and consultants, the Compensation Committee has not approved the amounts or terms of any such awards as of the date of this proxy statement.

Number of
Name and Position	Options

All Non-Employee Directors (7 persons)	105,000 (1)

(1)	Assumes all director nominees are elected, and each receives 15,000 stock options. See “Director Compensation” above for more information.

Neither the Board nor the Compensation Committee will amend the Equity Incentive Plan to permit a transaction that would have the effect of repricing a stock option or SAR without obtaining stockholder approval of such amendment. For this purpose, “repricing” means any transaction that would have the effect of repricing a stock option or SAR under applicable financial accounting standards or, with respect to underwater stock options, the cancellation of such options in exchange for replacement options or a buyout of underwater stock options for cash.

Tax Aspects.  Under current federal income tax laws, the typical tax consequences of participation in the Equity Incentive Plan is that a recipient of a stock option or SAR will not recognize taxable income upon the grant of the option. For SARs and options other than incentive stock options, the recipient will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be eligible for capital gain or loss treatment. The purchase of shares upon exercise of an incentive stock option generally will not result in any taxable income to the recipient, except for purposes of the alternative minimum tax. Gain or loss recognized by the recipient on a later sale or other disposition of shares acquired through exercise of the option will be treated either as long-term capital gain/loss or ordinary income depending upon whether the recipient holds the shares for a specified period (generally 12 months). Unless the recipient elects to recognize ordinary income at the time of receipt of a restricted stock award, the recipient will not recognize taxable income upon the receipt of the award, but at the time the award vests will recognize ordinary income equal to the fair market value of the shares at the time of vesting. At the discretion of the Compensation Committee, the plan allows a recipient to satisfy withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares of common stock withheld, or by delivering to Youbet shares already owned (and held at least six months), having a value equal to the amount required to be withheld. Youbet will be entitled to a tax deduction in connection with an award under the Equity Incentive Plan in an amount equal to the ordinary income realized by the recipient at the time the recipient recognizes such income.

The closing market price of Youbet’s common stock as reported on the Nasdaq Capital Market on April 24, 2008 was $0.69 per share.

The affirmative vote of a majority of the total votes cast on the proposal to amend the Equity Incentive Plan is required in order to approve the second amendment to the Equity Incentive Plan.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND AMENDMENT TO THE YOUBET.COM EQUITY INCENTIVE PLAN.

OTHER MATTERS

Future Stockholder Proposals

If you wish to submit proposals to be included in Youbet’s 2008 proxy statement, Youbet must receive your proposals on or before April 24, 2009. Please address your proposals to Youbet’s Secretary at Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. In addition, Youbet’s Amended and Restated Bylaws provide that any stockholder proposals, including nominations of directors, may be considered at a stockholders meeting, only if written notice of the proposal is delivered to Youbet not less than 50 nor more than 90 days in advance of the meeting. Any stockholder wishing to submit a proposal at the 2008 annual meeting should contact the Secretary of Youbet after March 1, 2008 to obtain the actual meeting date and proposal deadlines. A stockholder’s notice to Youbet with respect to proposals for a meeting shall set forth as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•	the stockholder’s name and address as they appear on Youbet’s books;

•	the class and number of shares of common stock that are beneficially owned by such stockholder; and

•	any material interest of the stockholder in such proposal.

For the procedural requirements for stockholders submitting director nominees for consideration, see “Information About the Board of Directors and Board Committees” and “Committees of the Board of Directors — Nominating and Corporate Governance Committee” above.

Householding of Special Meeting Materials

Some banks, brokers and other nominee recordholders may be participating in the practice of “householding” proxy statement and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Secretary at Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367, 818-668-2100, we will provide a separate copy of the annual report and proxy statement. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statement if you are receiving multiple copies upon written or oral request to the Secretary at the address and telephone number stated above.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements. Statements containing expressions such “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the SEC are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of Section 21E of the Exchange Act, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in Youbet’s annual report on Form 10-K for the year ended December 31, 2007. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure additional sources of financing; fluctuations in sales; our ability to control operating and other expenses; our ability to retain our customers; the risk of damage to our computer systems; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; and a decline in the general economy. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

By Order of the Board of Directors,

/s/ James A. Burk
James A. Burk
Corporate Secretary and Chief Financial Officer

Woodland Hills, California
April 29, 2008

Appendix A

YOUBET.COM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 12, 2008

The undersigned stockholder acknowledges receipt of the Notice of the 2008 Annual Meeting of Stockholders and the related proxy statement and hereby appoints Michael Brodsky and James A. Burk, or either of them, as proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of Youbet.com, Inc. (the Company) at the 2008 Annual Meeting of Stockholders to be held at the Company’s headquarters located at 5901 De Soto Avenue, Woodland Hills, California 91367, on June 12, 2008, at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
YOUBET.COM, INC.

June 12, 2008

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- or -

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- or -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m., New York Time, on June 11, 2008.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTORS NOMINATED IN PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X .

1.	The Board of Directors has nominated the following seven persons for election as directors of the Company. All of these directors will serve for a term of one (1) year or until such director’s successor is elected and qualified.

NOMINEES

For All Nominees Withhold Authority for All Nominees	Gary Adelson Michael Brodsky
For All Except	James Edgar
(See instructions below)	F. Jack Liebau
Jay R. Pritzker
Michael D. Sands
Michael Soenen

INSTRUCTION: to withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the space next to each nominee you wish to withhold, as shown here: X .

2.	To approve an amendment to the Youbet.com, Inc. Equity Incentive Plan to increase the number of shares authorized for issuance under the plan.

       For

       Against

       Abstain

3. In their discretion, upon such other matters as may properly come before the meeting.

Please sign, date and return this proxy card in the envelope enclosed. This proxy card will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of all nominees in Proposal 1 and for the amendment to the Youbet.com, Inc. Equity Incentive Plan in Proposal 2, and will grant discretionary authority pursuant to Proposal 3. This proxy will revoke all prior proxies signed by you.

To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Stockholder’s Signature

Signature of Stockholder   Date:   Signature of Stockholder    Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Appendix B

AMENDMENT NUMBER TWO
TO THE
YOUBET.COM, INC. EQUITY INCENTIVE PLAN

Pursuant to the power reserved to the Board of Directors of Youbet.com, Inc. (the “Company”) under Section 13.1 of the Youbet.com, Inc. Equity Incentive Plan (the “Plan”), the Plan hereby is amended to increase the number of shares available for grant under the Plan by an additional 2,000,000 shares, as follows:

1.

Section 4.1 of the Plan, entitled “Shares Subject to the Plan” (as previously amended by Amendment Number One to the Plan), shall be amended by deleting the first sentence thereof and by substituting in its place the following:

Subject to adjustment as provided in Section 5.2, the maximum number of Shares which may be issued under the Plan shall be Thirteen Million, Seven Hundred Fifty Thousand (13,750,000) Shares, which includes Eleven Million, Seven Hundred Fifty Thousand (11,750,000) Shares authorized for issuance prior to the June 12, 2008 amendment to the Plan.

This Amendment Number Two to the Plan shall be effective as of June 12, 2008, subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company scheduled for June 12, 2008.

B-1